As Filed with the Commission on September 17, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 14, 2015

ABCO ENERGY, INC.
 (Name of registrant as specified in its Charter)

NEVADA	000-55235	20-1914514
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 North Wilmont, Tucson, AZ	85712
(Address of principal executive offices)	(Zip Code)

(520) 777-0511
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On September 15, 2015, the Company entered into Engagement Agreement with Adamas Fund, LLC, as advisor [“Advisor”] which contemplates issuance of a minimum of $3,000,000 in principal amount of Notes (“Notes”) to be issued in a Rule 144A Bond offering under the Securities Act of 1933, as amended.

The terms and conditions of the Notes are subject to change but generally the term of the Notes will be ten (10) years from the date of issuance.   There will be no interest payments made on the Notes for the first two years they are outstanding.  For years three through ten there will be scheduled annual interest payments at the rate of 6.5% per annum, until the Notes become due in October 2025.  The Notes may be convertible into shares of the common stock of the Company.  The Notes will not become convertible until after the Notes have been outstanding for three to five years.

The Notes are unsecured and will rank pari parsu with all other outstanding unsecured debt of the Company.  The Notes will be redeemable under certain circumstances either on stated dates and/or at the option of the Company or the Noteholders upon written notice.

Application may be made to the UK Listing Authority or the Deutsche Borse to admit the Notes for trading on their respective markets.  Certain restrictions may apply to the offer, sale and transfer of the Notes in the US, EUC, including the UK, Australia and Japan. It is contemplated that the Notes will be initially issued in October 2015 and will be offered and sold through foreign broker-dealers primarily in England and Germany.

The Advisor will be paid a fee of $150,000 in two installments of $75,000 for advisory services rendered in connection with the issuance of the Notes. The first payment is payable in 375,000 shares of free trading common stock on or about October 15, 2015, at a price of $0.20 per share. The second payment is due upon the delivery to the Company of the final form of the Notes. It is payable, at the option of the Company, in cash or in common stock based upon a closing price  formula.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Engagement Agreement between ABCO Energy, Inc., and Adamas Fund LLC dated September 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABCO ENERGY, INC.

Dated: September 17, 2015	By:	/s/ Charles O’Dowd
Name: Charles O’Dowd
Title: Chief Executive Officer